                                                                    Exhibit 99.1

Contact:  Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060


                              FOR IMMEDIATE RELEASE

            HALSEY PHARMACEUTICALS ANNOUNCES FEDERAL REGISTER NOTICE

         Company Seeks Registration from DEA to Manufacture Schedule II
                             Controlled Substances

Rockford, Il., September 7, 2001, Halsey Pharmaceuticals (OTCBB-HDGC) today announced that the U.S. Drug Enforcement Administration ("DEA") has filed a notice in the Federal Register regarding the Company's application for registration to manufacture Schedule II controlled substances. Under established guidelines, interested parties have sixty days to respond to the Company's application once this notice has been published.

The Company, which has previously received approval from the DEA to manufacture
Schedule III-N controlled substances at its Culver, Indiana facility, intends immediately to commence the installation of the necessary additional security measures in preparation for the anticipated DEA inspection in sixty days.

If the application is approved, of which there can be no assurance, Halsey would begin manufacturing certain controlled substance active ingredients for use in the manufacture of pain management products.

"In prior disclosures we have spoken about our strategic plan to utilize the unique manufacturing capabilities of our active pharmaceutical ingredient ("API") facility in Indiana to produce controlled substances. Obtaining the necessary DEA registrations are of course key to executing this plan," said Michael K. Reicher, Chairman and CEO. "Today's announcement indicates we are progressing toward our overall goal of becoming an important manufacturer of API's and finished dosage form products in the $2.5 billion U.S. pain management market."

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in innovative drug development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Pharmaceuticals are available at Halsey's web site at www.halseydrug.com.